Exhibit 99.1

Zoës Kitchen Announces First Quarter 2015 Results

PLANO, TX - (BUSINESS WIRE) - June 4, 2015 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the sixteen weeks ended April 20, 2015.

Highlights for the sixteen weeks ended April 20, 2015, as compared to the sixteen weeks ended April 21, 2014:

•	Total revenue increased 36.2% to $63.0 million.

•	Comparable restaurant sales increased 7.7%.

•	Opened 12 Company-owned restaurants.

•	Restaurant contribution increased 46.2% to $13.7 million.

•	Adjusted EBITDA* increased 76.8% to $6.8 million.

•	Net income was $0.7 million, or $0.04 per diluted share, compared to net loss of $10.0 million, or $0.76 per diluted share.

•	Adjusted net income* was $0.8 million, or $0.04 per diluted share, compared to adjusted net loss of $0.4 million or $0.02 per diluted share.

(*) Adjusted EBITDA and adjusted net income (loss) are non-GAAP measures. For reconciliations of adjusted EBITDA and adjusted net income (loss) to GAAP net income (loss) and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release.

"Our first quarter results reflect sustained operating momentum driven by the appeal of our lifestyle brand and commitment to operational excellence," stated Kevin Miles, President and Chief Executive Officer of Zoës Kitchen. "Our 7.7% growth in comparable restaurant sales marked the 21st consecutive quarter of positive growth, and combined with contributions from new units to drive revenue growth of 36% and Adjusted EBITDA growth of over 76%."

Miles continued, "Zoës is a differentiated concept offering wholesome, freshly prepared Mediterranean dishes with Southern hospitality, appealing to guests across the country and inspiring them to Live Mediterranean. We continue to bring this Mediterranean lifestyle to more guests, opening 12 new restaurants in the first quarter, and we remain on track to open 31 to 33 new restaurants in 2015. We are confident that we can successfully operate over 1,600 units in the US long term."

First Quarter 2015 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 36.2% to $63.0 million in the sixteen weeks ended April 20, 2015, from $46.3 million in the sixteen weeks ended April 21, 2014. Restaurant sales for the sixteen weeks ended April 20, 2015 were $62.9 million, an increase of 36.5% from $46.1 million in the sixteen weeks ended April 21, 2014.

Comparable restaurant sales increased 7.7% during the sixteen weeks ended April 20, 2015, consisting of a 3.7% increase in transactions and a 2.8% increase in product mix, combined with a 1.2% increase in price. The comparable restaurant base includes those restaurants open for 18 periods or longer and included 94 restaurants as of April 20, 2015.

Restaurant contribution increased 46.2% to $13.7 million in the sixteen weeks ended April 20, 2015 from $9.4 million in the sixteen weeks ended April 21, 2014. As a percentage of restaurant sales, restaurant contribution margin increased 140 basis points to 21.7% as the Company experienced lower commodity prices driven primarily by new pricing agreements for feta cheese, olive oil, and produce and lower store level operating expenses driven by the timing of expenses related to the Company's annual general managers conference, which has historically taken place in the first quarter but did not occur until the second quarter in 2015.

Net income for the sixteen weeks ended April 20, 2015 was $0.7 million, or $0.04 per diluted share, compared to a net loss of $10.0 million, or $0.76 per diluted share, for the sixteen weeks ended April 21, 2014.

Adjusted net income was $0.8 million, or $0.04 per diluted share, for the sixteen weeks ended April 20, 2015, compared to adjusted net loss of $0.4 million or $0.02 per diluted share, for the sixteen weeks ended April 21, 2014.

Development
The Company opened 12 restaurants during the sixteen weeks ended April 20, 2015, including its first restaurant in Kansas City, MO. As of April 20, 2015, there were 141 Company-owned restaurants and three franchised restaurants. As of June 4, 2015, the Company has opened five additional restaurants, bringing the total Company-owned restaurant count to 146 and the total franchise restaurant count to three.

FY 2015 Outlook
For the fiscal year ending December 28, 2015, the Company is updating its outlook and currently expects the following:

•	Restaurant sales between $218.0 million and $223.0 million.

•	Royalty and franchise fees of approximately $0.2 million.

•	Comparable restaurant sales growth of 4.0% to 6.0%.

•	31 to 33 Company-owned restaurant openings.

•	Restaurant contribution margin between 20.0% and 20.5%.

•	General and administrative expenses of $24.7 million (inclusive of $1.3 million of equity-based compensation expense).

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its first quarter 2015 financial results today at 5:00 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Jason Morgan, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13609934. The replay will be available until Thursday, June 11, 2015.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus equity-based compensation expense, management and consulting fees, asset disposals, loss on interest cap, loss on extinguishment of debt, non-capitalized offering related expenses, and pre-opening costs.

Adjusted net income (loss), a non-GAAP measure, is defined as net income (loss) adjusted as if the IPO occurred on December 31, 2013. Adjusted net income (loss) is defined as net income (loss) plus equity-based compensation expense, management and consulting fees, loss on extinguishment of debt, credit facility interest expense, deferred financing costs, non-capitalized offering related expenses, and the provision for income taxes; less previously capitalized interest and an estimated tax rate of 38%.

Adjusted weighted average shares, is based on the number of shares outstanding at the date of the IPO as if all shares had been outstanding as of December 31, 2013.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 149 locations in 16 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net income (loss), and Adjusted weighted average shares (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Sixteen Weeks Ended
	April 20, 2015	April 21, 2014
Revenue:
Restaurant sales	$62,949	$46,118
Royalty fees	59	148
Total revenue	63,008	46,266
Restaurant operating costs:
Cost of sales (excluding depreciation and amortization)	19,674	14,920
Labor	17,819	13,100
Store operating expenses	11,787	8,748
General and administrative expenses	7,242	12,268
Depreciation	3,192	2,413
Amortization	512	468
Pre-opening costs	848	816
Loss from disposal of equipment	47	13
Total operating expenses	61,121	52,746
Income (loss) from operations	1,887	(6,480)
Other income and expenses:
Interest expense, net	971	1,659
Loss on extinguishment of debt	—	978
Other income	(10)	—
Loss on interest cap	—	6
Total other income and expenses	961	2,643
Income (loss) before provision for income taxes	926	(9,123)
Provision for income taxes	234	865
Net income (loss)	$692	$(9,988)

Net income (loss) per share:
Basic	$0.04	$(0.76)
Diluted	$0.04	$(0.76)
Weighted average shares of common stock outstanding:
Basic	19,296,710	13,220,268
Diluted	19,519,675	13,220,268

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	Sixteen Weeks Ended
	April 20, 2015	April 21, 2014
Revenue:
Restaurant sales	99.9%	99.7%
Royalty fees	0.1%	0.3%
Total revenue	100.0%	100.0%
Restaurant operating costs (1):
Cost of sales (excluding depreciation and amortization)	31.3%	32.4%
Labor	28.3%	28.4%
Store operating expenses	18.7%	19.0%
General and administrative expenses	11.5%	26.5%
Depreciation	5.1%	5.2%
Amortization	0.8%	1.0%
Pre-opening costs	1.3%	1.8%
Loss from disposal of equipment	0.1%	0.0%
Total operating expenses	97.0%	114.0%
Income (loss) from operations	3.0%	(14.0)%
Other income and expenses:
Interest expense, net	1.5%	3.6%
Loss on extinguishment of debt	—%	2.1%
Other income	0.0%	—%
Loss on interest cap	—%	0.0%
Total other income and expenses	1.5%	5.7%
Income (loss) before provision for income taxes	1.5%	(19.7)%
Provision for income taxes	0.4%	1.9%
Net income (loss)	1.1%	(21.6)%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	April 20, 2015	December 29, 2014
Balance Sheet Data:
Cash and cash equivalents	$26,398	$29,390
Total assets	185,769	178,661
Total debt (1)	24,976	23,266
Total liabilities	63,196	57,392
Total stockholders' equity	122,573	121,269

(1) Includes $25.0 million and $23.3 million of deemed landlord financing as of April 20, 2015 and December 29, 2014, respectively.

	Quarter Ended
	April 20, 2015	December 29, 2014	October 6, 2014	July 14, 2014	April 21, 2014
Selected Operating Data:
Company-owned restaurants at end of period	141	129	120	116	109
Franchise-owned restaurants at end of period	3	3	6	6	6
Company-owned:
Comparable restaurant sales	7.7%	7.8%	5.9%	7.5%	5.7%
Units in the comparable base	94	81	78	70	63

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Sixteen Weeks Ended
	April 20, 2015	April 21, 2014

Adjusted EBITDA:
Net income (loss), as reported	$692	$(9,988)
Depreciation and amortization	3,704	2,881
Interest expense, net	971	1,659
Provision for income taxes	234	865
EBITDA	5,601	(4,583)
Asset disposals and loss on interest cap (1)	47	19
Management and consulting fees (2)	—	113
Equity-based compensation expense (3)	305	6,120
Loss on extinguishment of debt (4)	—	978
Pre-opening costs (5)	848	816
Offering related expenses (6)	—	384
Adjusted EBITDA	$6,801	$3,847

(1) Represents costs related to loss on disposal of equipment and loss on interest cap.
(2) Represents fees payable to Brentwood Private Equity IV, LLC ("Brentwood"), our former controlling stockholder, pursuant to the Corporate Development and Administrative Services Agreement dated October 31, 2007 ("Corporate Services Agreement"), and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(3) Represents non-cash equity-based compensation expense.
(4) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of our 2011 credit facility.
(5) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(6) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (non-GAAP presentation)
(in thousands, except share and per share data)

	Sixteen Weeks Ended
	April 20, 2015	April 21, 2014

Adjusted net income:
Net income (loss), as reported	$692	$(9,988)
Credit Facility interest expense (1)	—	787
Capitalized interest (2)	—	(38)
Loss on extinguishment of debt (3)	—	978
Deferred financing expense (4)	—	77
Management fees (5)	—	113
Equity-based compensation expense (6)	305	6,120
Offering related expenses (7)	—	384
Provision for income taxes (8)	234	865
Pre-tax Adjusted net income (loss)	1,231	(702)
Estimated tax provision (benefit) (8)	468	(267)
Adjusted net income (loss)	$763	$(435)

Adjusted net income (loss) per share:
Basic	$0.04	(0.02)
Diluted	$0.04	$(0.02)
Adjusted weighted average shares outstanding:
Basic (9)	19,296,710	19,269,746
Diluted (9)	19,519,675	19,269,746

(1) Represents interest expensed on outstanding balances for our 2011 credit facility. Adjusted effect shown as if balance were repaid as of December 31, 2013.
(2) Represents capitalized interest on capital projects that would not have been incurred due to repayment of our 2011 credit facility.
(3) Represents the remaining deferred financing costs, loan administrative fee, and interest rate contract that were written off with the repayment of our 2011 credit facility.
(4) Represents the deferred financing expense associated with our 2011 credit facility.
(5) Represents fees payable to Brentwood pursuant to the Corporate Services Agreement and fees payable to Greg Dollarhyde pursuant to a consulting agreement entered into on March 22, 2011. Both agreements were terminated prior to the completion of the IPO.

(6) Represents non-cash equity-based compensation expense.
(7) Represents fees and expenses that were incurred, but not capitalized, in relation to our IPO completed on April 16, 2014.
(8) For comparability the provision for taxes is added back to arrive at pre-tax adjusted net loss; then an estimated 38% tax rate is applied to arrive at adjusted net income.
(9) Basic shares for the sixteen weeks ended April 21, 2014 are based on the number of shares outstanding as of April 21, 2014, as if all shares outstanding at the date of the IPO had been outstanding as of December 31, 2013.